Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (“Amendment”) is entered into and dated effective as of May 4, 2012 by and between Brightpoint, Inc. (the “Employer” or the “Company”), and Anurag Gupta (the “Executive”).

WHEREAS, the Employer and the Employee have entered into that certain Employment Agreement dated effective as of January 1, 2010 (the “Employment Agreement”);

WHEREAS, Employer and Employee wish to amend the Employment Agreement as provided below;

NOW, THEREFORE, the Employer and Employee, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to such terms in the Employment Agreement.

2. Amendments. The Employment Agreement is hereby amended as follows:

(a). Section II (Compensation) is deleted in its entirety and replaced with:

“A. During the initial term of this Employment Agreement, the Employer shall pay the Executive a salary (the “Salary”) at a rate of US$650,000 per annum, payable in equal monthly installments on the first day of each month, or at such other times as may mutually be agreed upon in writing between the Employer and the Executive. Such Salary may be increased or otherwise modified at the end of the term in the sole discretion of the Board or the Board’s Compensation and Human Resources Committee (“Compensation Committee”), based on negotiations between the Employer and the Executive, taking into account actual results of the Executive’s area of operations and salary changes for the presidents of the Company’s other divisions. Any such modification shall be recorded as an extension of this Employment Agreement, provided, that nothing contained herein shall constitute or imply an obligation on the part of either party to enter into such an extension at the Salary or any modified Salary or at all.

B. In addition to the foregoing, the Executive shall receive a one-time retention grant of 15,000 (fifteen thousand) Restricted Stock Units (RSUs), one-half of which will vest on the second anniversary of the date of grant and the remaining RSUs will vest on the third anniversary of the date of grant.

C. In addition to the foregoing, the Executive shall be entitled to such other cash bonuses and such other compensation in the form of stock, Restricted Stock Units, stock options or other property or rights as may from time to time be awarded to him by the Board or the Compensation Committee, in their sole discretion, during or in respect of his employment hereunder, including, beginning with the Company’s fiscal year commencing January 1, 2012: (i) as may be modified or amended from time to time by the Compensation Committee, an annual cash bonus potential, on the terms and conditions set forth in the Company’s Annual Executive Cash Bonus Plan, in an amount up to 50% of the Executive’s Salary (initially US$325,000) commensurate with the bonus opportunity of the presidents of the Company’s other divisions, and (ii) participation in the Company’s annual incentive based Executive Equity Plan at an initial participation rate of 150% of the Executive’s Salary (initially US$975,000) commensurate with the target equity opportunity of the presidents of the Company’s other divisions. The decision whether the Executive shall receive any or all of the potential bonus or earn the equity grant shall be determined by the Compensation Committee in its sole discretion, including based on its determination regarding whether specific goals were achieved.”

(b) Section III (Benefits), subsection (A) is deleted in its entirety and replaced with:

“(A). The Executive will be provided an automobile for business and personal use or, at the Company’s discretion, an allowance in the amount of £2,300 per month. All taxes associated with this benefit are the responsibility of the Executive.”

(c) Section V. (Term) is deleted in its entirety and replaced with:

“The term of this Employment Agreement (the “Term”) shall be for five (5) years from the Effective Date of this Employment Agreement (January 1, 2010) (and such period being herein referred to as the “Initial Term,” and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an “Employment Year”). After the Initial Term, this Employment Agreement shall be renewable automatically for successive one (1) year periods (each such period being referred to as a “Renewal Term”), unless, more than thirty days prior to the expiration of the Initial Term or any Renewal Term, either the Employee or the Company give written notice that employment will not be renewed (“Notice of Non-Renewal”), whereupon (i) if the Employee gives the Notice of Non-Renewal, the term of the Employee’s employment shall terminate upon the expiration of the Initial Term or the then current Renewal Term, as the case may be, or (ii) if the Company gives the Notice of Non-Renewal or terminates this Employment Agreement without Cause, the term of the Employee’s employment shall be for a final two (2) year period (the “Final Renewal Term”), commencing effective at the date of Notice of Non-Renewal, unless earlier terminated pursuant to Section VI hereof.”

(d) Section X (General) is modified to become Section XI and a new Section X (Compliance with Code Section 409(A)) is added as follows:

“A. It is intended that any amounts payable under this Employment Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the Treasury regulations and other published guidance relating thereto, so as not to subject the Executive to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable to the Executive from the Company, per this Employment Agreement or otherwise, would trigger the additional tax imposed by Code Section 409A, the payment arrangements shall be modified to avoid such additional tax. Notwithstanding any provision in the Employment Agreement to the contrary, as needed to comply with Code Section 409A, payments due under this Employment Agreement shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Executive’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service, as defined under Code Section 409A (“Delayed Payment”).

B. The Company shall pay in full any Delayed Payment in accordance with Section 10.1 and shall not deduct from or setoff against any Delayed Payment (i) any compensation earned by the Executive as the result of employment by another Company or business or profits earned by the Executive from any other source at any time before and after the Date of Termination, or (ii) any other amounts actually owed or claimed by the Company to be owed by the Executive to the Company in connection with any claim the Company has or makes against the Executive.”

3. Reaffirmation and Ratification. By execution of this Amendment, the parties reaffirm and ratify all warranties, representations, terms, covenants, and agreements set forth in the Employed Agreement, except as amended by this Amendment.

4. Miscellaneous.

(a) This Amendment is a legal and binding obligation of the parties, enforceable in accordance with its terms.

(b) This Amendment shall be construed in accordance with the internal laws and not the choice of law provisions of the State of Indiana. Executive agrees to and hereby does submit to jurisdiction before any state or Federal court of record in Marion County, Indiana, or in the jurisdiction in which such violation may occur, at Employer’s election.

(c) Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect. In the event the terms of the Employment Agreement conflict with this Amendment, the terms of this Amendment shall control.

(d) Except as otherwise provided herein, this Amendment contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to the subject matter hereof. No alteration or modification hereof shall be valid except by a subsequent written instrument executed by the parties hereto.

(e) This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one Employment Agreement. Any facsimile of this Amendment shall be considered an original document.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment No. 1 to Employment Agreement dated effective as of the Effective Date on the dates set forth below.

BRIGHTPOINT, INC.

By:	/s/ Robert J. Laikin
Robert J. Laikin, Chairman of the Board and Chief Executive Officer

Date:	May 4, 2012

EXECUTIVE

/s/ Anurag Gupta
Anurag Gupta

Date:	May 4, 2012